Amended and Restated

Manufacturing Services and Supply Agreement

This Manufacturing Services and Supply Agreement (the “Agreement”) dated as of October 20, 2011 (the “Effective Date”), is entered into by and between Sourcefire, Inc. a Delaware corporation with its principal office located at 9770 Patuxent Woods Drive Columbia, MD 21046 (“Sourcefire”) and Patriot Technologies, Inc., a Delaware corporation with its principal office located at 5108 Pegasus Court, Suite F, Frederick, Maryland 21704 (“Patriot”). Sourcefire and Patriot may each also be referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties have entered into that certain Manufacturing Services and Supply Agreement dated December 12, 2005, as amended by Addendum No. 1 thereto dated August 4, 2006, and Addendum No. 2 thereto dated December 7, 2009 (collectively, the “Prior Agreement”);

WHEREAS, Patriot is a contract manufacturer that performs manufacturing services for the production and delivery of technology products; and

WHEREAS, the Parties desire to amend and restate the Prior Agreement in its entirety and for Sourcefire to engage Patriot to provide non-exclusive manufacturing services to Sourcefire in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:

DEFINITIONS

As used herein, the following capitalized terms will have the meanings set forth below:

“AVL” or the “Approved Vendor List” means the list of third party vendors approved by Sourcefire that Patriot may purchase Components from.

“Bill of Materials” means the complete and detailed list of all Components, Software Image(s), labels, documentation and other materials necessary for the manufacturing, processing and packaging the Products pursuant to the Specifications.

“Components” means all component parts, materials, and other items, including but not limited to, processors, motherboards, chassis, disk drives, power supplies, fans, screws and fasteners, cables, wiring and mounting brackets that when integrated with the applicable Software Image comprises a manufactured Product.

“Confidential Information” means any and all information and materials disclosed by one Party (“Discloser”) to the other Party (“Recipient”) (whether in writing or in oral, graphic, electronic or any other form) that are marked or described as, identified in writing as, or provided under circumstances indicating that such information and materials are confidential or proprietary. The Confidential Information of Sourcefire includes, without limitation, the Bill of Materials, the Software Images, AVL, all Specifications and all information and materials provided by Sourcefire relating to Customers. Information or materials shall not be considered Confidential Information to the extent such information or materials can be shown by the Recipient to have been: (a) available to the public prior to the date of Discloser’s disclosure to Recipient or to have become available to the public thereafter without any unauthorized act or omission by Recipient; (b) rightfully in Recipient’s possession prior to the date of Discloser’s disclosure to Recipient and not otherwise restricted as to disclosure; or (c) disclosed to Recipient without restriction by a third party who had a right to disclose and was not otherwise under an obligation of confidence. Information or materials shall not be deemed to be “available to the public” or to be “in Recipient’s possession” merely if such information or materials can be reconstructed, combined or pieced together from multiple sources that are available to the public or Recipient if no one of those sources actually leads one to the entire combination, together with its meaning and importance.

“Customer” means a third party customer of Sourcefire specified in an Order.

“Customer Ready Product(s)” means a finished product identified by Sourcefire as a fully functioning product that is ready for shipment to, and use by, an end user which does not require manufacturing or integration services by Patriot and which is to be distributed by Patriot to Customers as requested by Sourcefire pursuant to an Order.

“Customer Ready Product Price” means the price of the Customer Ready Product(s).

“Do Not Ship List” means a continually updated list of individuals, entities and jurisdictions to which Products and Customer Ready Products are forbidden to be shipped pursuant to applicable Laws.

“Intellectual Property” means all present and future copyrights, trade secrets, trademarks, service marks, patents, patent rights, utility models, industrial property rights, mask works, inventions, processes, designs, methods and all other intellectual and proprietary rights, including all applications and registrations with respect thereto, arising under the laws of any country or jurisdiction worldwide.

“Law” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, guideline, policy or rule of common law, or any governmental requirement or other governmental restriction or similar form of decision or determination, or any interpretation or administration of any of the foregoing by any national, state or local government (or any association, organization or institution of which any of the foregoing is a member, or to whose jurisdiction any thereof is subject, or in whose activities any thereof is a participant), whether now or hereafter in effect.

“Manufacturing Facility” means (a) a manufacturing facility owned and controlled by Patriot, or (b) a third party manufacturing facility affiliated with Patriot that has been approved for use pursuant to Section 13.3 at which (in either case) Patriot will manufacture, assemble and ship Products and Customer Ready Products, as applicable, for a particular Order.

“Order” means a purchase order submitted by Sourcefire to Patriot that specifies (a) the Product(s) that are to be manufactured by Patriot and shipped by Patriot to a Customer and/or (b) the Customer Ready Product(s) that are to be shipped by Patriot to a Customer.

“Prior Agreement” has the meaning set forth in the opening recitals.

“Product” each Sourcefire product identified in the Bill of Materials that will be manufactured by Patriot in accordance with the Specifications, excluding any Customer Ready Product.

“Product Price” means the sale price of the completely manufactured Product to be charged to Sourcefire by Patriot which price includes the cost of all Components, manufacturing and assembly costs, packaging costs and all related services, but excludes carrier shipping costs, freight charges, any customs duties and value added tariffs and similar type of taxes.

“Quarterly Forecast” shall have the meaning given to it in Section 5.1.

“Specifications” means the design, engineering, functional and/or technical specifications for each Product including, but not limited to, the Bill of Materials, assembly drawings, process documentation, test specifications, current revision number and all applicable third party Components as provided by Sourcefire to Patriot from time to time.

“Software Image” means the applicable software for each Product provided by Sourcefire which when integrated by Patriot with the Components listed in the Bill of Materials, will form such Product.

1. RELATIONSHIP OVERVIEW

1.1. Manufacture and Supply Relationship. This Agreement will govern all transactions between the Parties with respect to (a) the supply of all Components included in the Bill of Materials, (b) the manufacture of Products by Patriot including, but not limited to, the design, testing and configuration services, production and supply chain process and quality control procedures to be implemented by Patriot while manufacturing Products, (c) the shipment of Products and Customer Ready Products by Patriot to Customers, and (d) the return of Products and Customer Ready Products by Customers to Patriot.

1.2. Program Manager/Team. Sourcefire and Patriot each shall designate a program manager (each, a “Program Manager”) who shall be the principal point of contact for each Party for all matters relating to this Agreement.

2. PRODUCT MANUFACTURING

2.1. Product Specifications. Patriot shall manufacture all Products in accordance with (a) the Specifications, (b) the manufacturing requirements set forth in Section 2.4, and (c) the quantities and other terms set forth in the Quarterly Forecast and each Order.

2.2. Changes to Product Specifications. At any time and from time to time, Sourcefire may, by written change order, request changes to the Specifications for any Product (“Requested Change Order”). Upon receipt of the Requested Change Order, the Parties agree that: (a) Patriot shall notify Sourcefire in writing of any impact information as deemed relevant and material by

Patriot, particularly with respect to any terms of this Agreement, including, without limitation, cost, Bill of Materials, inventory, delivery time and lead times, Product Prices, labor costs and any other additional costs associated therewith; and (b) Patriot will not proceed with a change in the manufacturing process to implement the requested modified Specifications for such Product until: (i) the Parties further agree to a final written change order for such Specifications (“Final Change Order”) incorporating any and all of the Requested Change Order and any changes to the Quarterly Forecast and this Agreement reflecting the impact information provided by Patriot including, without limitation, Product Prices, delivery and lead times, Bill of Materials and costs and the effective date of such Final Change Order; and (ii) Sourcefire authorizes the manufacturing of the Products based upon the Final Change Order commencing on the effective date of such Final Change Order. Patriot will not refuse to implement any changes to any Specifications unless Patriot reasonably determines that the requested changes are incapable of being implemented in a commercially reasonable manner.

2.3. Approval of Launch Processes. Patriot will adhere to the following production process for each Product:

(a) Prototype. Patriot will initially build a prototype of each Product based on the Specifications for such Product. Patriot will then test such prototype in accordance with Sourcefire’s testing requirements. Sourcefire shall specify all tests that are required to be performed on a Product prototype by Patriot. Upon Sourcefire’s request, Patriot will provide Sourcefire with all test results that are derived from the tests required by this Agreement.

(b) First Article Production. If Sourcefire, in its sole discretion, determines that the prototype of a Product conforms to all Specifications and satisfies all of Sourcefire’s testing requirements, then Patriot shall, at no cost to Sourcefire, proceed to the first article production of one (1) unit of such Product. Sourcefire shall be required to pay for any additional first article production units that it desires to be manufactured. Patriot shall not undertake the first article production for any Product until Sourcefire has approved the prototype for such Product. During the first article production process for any Product, Sourcefire shall have the right to be present at the Manufacturing Facility where the first article production takes place. Following completion of the first article production of a Product, Sourcefire shall then determine, in its sole discretion, if Patriot has successfully achieved first article production for such Product based on the Specifications and all other testing requirements. If Sourcefire approves the first article production for a Product, then Patriot shall be permitted to manufacture and ship such Product to Customers upon receipt of an Order from Sourcefire. If Sourcefire does not approve the first article production for a Product due to the failure to conform with the Specifications or testing requirements, then Sourcefire shall provide Patriot with the reasons (in reasonable detail) as to why Patriot did not successfully achieve the first article production for such Product and also provide any necessary and specific suggestions and guidelines to assist Patriot in achieving approval for first article production. Thereafter, Patriot shall proceed again with the aforementioned first article production and approval process set forth in this Section 2.3(b) until the first article production for such Product is approved by Sourcefire.

(c) Production at Manufacturing Facilities. Patriot shall be required to follow the prototype and first article production approval process in Section 2.3(a) and 2.3(b) at each Manufacturing Facility for each Product.

2.4. Manufacturing Requirements. Each Product manufactured by Patriot must conform to the Specifications before the Product can be shipped by Patriot to a Customer. If any Product manufactured by Patriot does not conform to the Specifications or pass the applicable testing requirements, then Patriot shall correct all deficiencies and/or non-conformities and replace or repair such defective Product, at no additional charge to Sourcefire, before such Product is shipped to a Customer. Sourcefire shall have the right, at any time in its sole discretion, to observe Patriot’s performance of required testing, provided that such observation does not interfere with Patriot’s operations.

2.5. Production Records. Patriot shall maintain all quality records and test results for all manufactured Products and deliver them to Sourcefire upon request by Sourcefire. Patriot will use commercially reasonable efforts to maintain the accuracy of all such records and test results.

3. MATERIALS MANAGEMENT

3.1. Materials Fulfillment. Except for the Software Image for each Product and any Customer Ready Products, each of which shall be separately provided by Sourcefire to Patriot, Patriot will procure and supply all Components and other materials listed in the Bill of Materials necessary to manufacture, process, pack and deliver all Products ordered by Sourcefire. Patriot may not use any components, materials or parts not listed in the Bill of Materials to manufacture the Products without the prior written consent of Sourcefire. Patriot will use its commercial best efforts to manage its inventory of Components, except that Patriot shall manage such inventory pursuant to any Sourcefire forecast. Patriot shall (a) provide Sourcefire with an inventory report of all finished Products, Products-in-process and Components on a real time basis upon request, (b) utilize a first-in, first-out (FIFO) inventory management system so that (i) all Components are utilized in the manufacturing of the Products in the order that such Components are purchased by Patriot and (ii) the Products manufactured hereunder will be shipped in the order that they are manufactured, and (c) Patriot shall provide Sourcefire with all documentation that tracks how inventory (both finished Products and Components) are tracked by Patriot. Patriot hereby grants to Sourcefire a non-exclusive, fully paid-up right and license to access and use, on a real time basis, Patriot’s on-line supply chain management, enterprise resource planning (ERP) and such other software systems customarily provided to Patriot’s customers used to track Component and Product inventories and the ordering, production and shipment of all Orders.

3.2. Materials Liability. Patriot will be responsible for the procurement and management of all Components and finished Products and Customer Ready Products inventory to meet Sourcefire’s requirements and Orders. Patriot will use commercially reasonable efforts to fulfill all Quarterly Forecasts provided by Sourcefire under this Agreement. Sourcefire will only be liable to Patriot for those Components that Patriot has purchased, or issued purchase orders for, pursuant to a Quarterly Forecast.

3.3. Approved Vendor List. Patriot agrees to procure the Components and other materials listed in the Bill of Materials only from vendors listed on the AVL. Sourcefire may amend the AVL at any time upon prior written notice to Patriot, except that in the event such amendment materially impacts the terms and conditions of this Agreement including, without limitation, the manufacturing costs, Bill of Materials, delivery and lead times, then the Parties shall amend this Agreement as necessary. Patriot will not deviate from the AVL without Sourcefire’s prior written approval. Any deletion of a vendor from the AVL with whom Patriot has ordered Components or for which Patriot is carrying an inventory of Components shall not relieve Sourcefire of any liability to pay Patriot for such Components in accordance with the terms of this Agreement.

3.4 Deposit Inventory. The Parties acknowledge and agree that pursuant to Addendum No. 2 to the Prior Agreement Sourcefire provided Patriot with a deposit of funds (the “Deposit”), the amount of which should not exceed twenty percent (20%)(the “Deposit Percentage”) of the cost of any Components that are not subject to an Order for finished Products (the “Deposit Inventory”), and that Patriot still retains the Deposit. Patriot agrees that the Deposit Inventory shall remain the property of Patriot until such time that Sourcefire takes title to Products that include the Deposit Inventory. Patriot may, upon notice to Sourcefire, return all or any portion of the Deposit. If the value of the Deposit Inventory, as determined on a quarterly basis by Sourcefire, decreases such that the amount of the Deposit exceeds an amount equal to the Deposit Percentage multiplied by the actual cost of the Deposit Inventory, then Patriot must return to Sourcefire such excess amount of the Deposit to maintain the Deposit Percentage. Patriot shall promptly pay such excess amount to Sourcefire and the Deposit shall be reduced thereby. If the Deposit Inventory, as determined on a quarterly basis by Sourcefire, increases then it shall be in the sole discretion of Sourcefire whether to deposit additional amounts with Patriot to maintain the Deposit Percentage. Notwithstanding the foregoing, Patriot shall return the full amount of the Deposit, or any portion thereof, to Sourcefire immediately upon Sourcefire’s written request. Sourcefire may also, at any time and from time to time and in its sole discretion, apply the Deposit or any portion thereof, to any outstanding amounts owed by Sourcefire to Patriot under this Agreement as payment in full for such outstanding amounts.

4. LICENSES

4.1. License Grant. Sourcefire hereby grants Patriot a worldwide, non-exclusive, non-transferable, non-sublicensable and royalty free license under all Intellectual Property rights owned by Sourcefire with respect to the Products to use such Intellectual Property and Confidential Information of Sourcefire solely to manufacture the Products at the Manufacturing Facilities and to perform the services required by this Agreement.

4.2. Restrictions; Reservation of Rights. Each Party agrees to use the other Party’s Intellectual Property and Confidential Information only to manufacture Products and to perform its obligations or exercise its rights under this Agreement. Patriot shall not (a) license, distribute or otherwise make the Software Image available to any third party that has not been pre-approved by Sourcefire, (b) reverse engineer, decompile, disassemble or otherwise attempt to determine the source code of the Software Image, or (c) use Sourcefire’s proprietary software program SNORT, or any other portion of the Software Image provided by Sourcefire, to provide services to or for any third party or to directly or indirectly manufacture any products that are competitive with, or substantially similar to, the Products or the Customer Ready Products. Any rights in Sourcefire’s Intellectual Property and Confidential Information not expressly granted to Patriot under this Agreement are reserved by Sourcefire; any rights in Patriot’s Intellectual Property and Confidential Information not expressly granted to Sourcefire under this Agreement are reserved by Patriot.

4.3. Information Exchange. Each Party shall provide the other Party with such Confidential Information as it determines in its sole discretion is necessary to facilitate Patriot’s manufacturing of the Products. At either Party’s request, each Party shall answer all reasonable questions with respect to the Confidential Information disclosed by the other Party. All information disclosed by Sourcefire with respect to the Specifications shall constitute the Confidential Information of Sourcefire.

5. FORECASTING AND ORDERING

5.1. Forecast. On or before the forty-fifth (45th) day prior to the beginning of each calendar quarter, Sourcefire will provide Patriot with a binding quarterly forecast which shall include a forecast for the next two (2) following calendar quarters (each, a “Quarterly Forecast”) to assist Patriot in managing its inventory of Components and production planning for the next two (2) calendar quarters. The Quarterly Forecast shall include the number of finished Products to be manufactured (without the requirement of an Order being placed) during the applicable quarter. Sourcefire may also submit periodic updates to a Quarterly Forecast which updates shall be deemed to amend, and be incorporated into, such Quarterly Forecast. Patriot shall have five (5) business days from receipt of a Quarterly Forecast (or any update thereto) to provide notice to Sourcefire that in Patriot’s reasonable judgment that Patriot will be unable to manufacture and deliver all of the Products required by such forecast. If Patriot does not provide Sourcefire with any such notice within the required 5-day period, then Patriot shall be deemed to have accepted such forecast. Sourcefire acknowledges that certain Components may have long lead times of between 10 – 13 weeks, thus Sourcefire will use commercially reasonable efforts to provide Patriot with a forecast that takes such lead times into account. Sourcefire acknowledges and agrees that Patriot may maintain appropriate inventories of finished Products and Components for the manufacture of the Products pursuant to the Quarterly Forecasts provided by Sourcefire, provided, however, Sourcefire shall not be liable to Patriot for any Products manufactured (or Components therein) in excess of the amounts set forth in the Quarterly Forecast unless Sourcefire submits Orders for such excess amounts.

5.2. Orders. Sourcefire shall have the right under this Agreement to purchase Products and request delivery of the purchased Products and the Customer Ready Products to Customers by issuing Patriot an Order. Each Order will include the following information: (a) the Order number; (b) the quantity of each Product to be delivered to a Customer and the quantity of Customer Ready Products, if any, to be delivered to a Customer; (c) Customer name and delivery location; (d) requested shipment and delivery dates; and (e) if applicable, Sourcefire’s commercial invoice for international shipments. Sourcefire may place Orders by mail, e-mail, facsimile or pursuant to an on-line supply chain ordering system that can readily be accessed by Sourcefire and Patriot.

5.3. Manufacturing Capacity. This section 5.3 shall only apply to Products manufactured by Patriot and shall not apply to any Customer Ready Products. Based on the Quarterly Forecasts provided by Sourcefire under Section 5.1 of this Agreement, Patriot will ensure that its manufacturing capacity is able to support Sourcefire’s demand for all Orders. In the event Sourcefire’s Orders for Products exceeds a Quarterly Forecast that Patriot relied upon to forecast Patriot’s manufacturing capacity, Patriot shall review its manufacturing capacity and inform Sourcefire within five (5) business days or as soon as reasonably practical as to whether Patriot is able to manufacture and sell to Sourcefire each Product identified in such Order. Patriot will also reasonably attempt to ensure that Components are available to satisfy and support the planned delivery dates and other service and support requirements of this Agreement pursuant to the Quarterly Forecasts. Patriot shall use the Manufacturing Facility that (a) is the most cost effective with respect to production, shipping and delivery costs, and (b) allows for timely delivery of an Order to a Customer. Notwithstanding the foregoing, Sourcefire shall have the right to determine which Manufacturing Facility shall be used to manufacture any Products for a particular Order, subject to Patriot’s manufacturing capacity.

5.4. Suspension of an Order and Cancellation. If Patriot fails to deliver any Product or Customer Ready Product to a Customer within five (5) business days after the agreed delivery date, and the delay is not caused by Sourcefire, or excused by Sourcefire due to a force majeure condition or a common carrier delay, then Sourcefire may immediately suspend the applicable Order and cancel, in whole or in part, the delayed portion of such Order. Notwithstanding the foregoing, Patriot shall use best efforts to deliver delayed Products expeditiously.

6. PACKING, SHIPPING AND DELIVERY

6.1. Packing. Patriot shall pack, mark and prepare each Product and Customer Ready Product for shipment in a manner that is commercially reasonable to attempt to prevent damage under normal handling during loading and unloading, shipping and storage in accordance with any shipping/delivery instructions provided by Sourcefire. Sourcefire shall be responsible for (a) providing Patriot with the Customer Ready Products that Sourcefire desires to be shipped to Customers, and (b) the costs of any additional packaging materials, designs, or requirements of Sourcefire which are beyond those ordinarily provided by Patriot.

6.2. Shipping Documentation. The Order number and quantity of Products and Customer Ready Products contained in each package shall be marked on all packing cartons, shipping papers and subordinate documents. A packing list must be included for every Sourcefire shipment and it will identify the total number of Products and Customer Ready Products included in the shipment and the listing of the unique product serial numbers applicable to the shipment.

6.3. Do Not Ship List. Patriot shall not ship any Products or Customer Ready Products in violation of any export or import Laws. In furtherance of this objective, Patriot shall (a) obtain, and at all times use, a Do Not Ship List from a reputable third party provider, (b) compare the destination and all recipients in the distribution chain specified in each Order (including, but not limited to, all distributors, resellers and ultimate end users) to such Do Not Ship List, and (c) not ship any Products or Customer Ready Products to any individuals, entities or jurisdictions that are on the Do Not Ship List. Sourcefire shall pay Patriot an annual fee, at cost, for Patriot’s use of the Do Not Ship List on Sourcefire’s behalf, provided, however, to the extent the Do Not Ship List is used by Patriot for the benefit of other customers, then such fee owed by Sourcefire to Patriot shall be pro-rated based on Sourcefire’s use in relation to all other customers’ use. Patriot agrees that it will not charge Sourcefire a mark-up on Patriot’s cost of the annual fee for the Do Not Ship List and Sourcefire will not pay for the full amount of the annual fee paid by Patriot if Patriot also uses the Do Not Ship List to provide services to other customers.

6.4. Shipping. Patriot shall notify Sourcefire at the time of each shipment as to the quantity of Products and Customer Ready Products shipped and the specific shipping information. Shipping quantities may not vary from those established by the Order unless otherwise mutually agreed upon in writing by the Parties. In the event any shipment is delayed and may not be timely, Sourcefire may direct Patriot to ship such Order by premium transportation designated by

Sourcefire and Patriot shall bear the expense of any difference in cost due to such premium transportation, provided that such delay: (i) is not in any way caused by Sourcefire, (ii) is due to Patriot’s fault, except that any delay caused by a third party carrier or supplier shall not be Patriot’s fault and Patriot shall not bear the expense of any difference in cost due to such premium transportation. Patriot shall ship all Products and Customer Ready Products to the delivery address(es) set forth in the applicable Order. Until a Product or Customer Ready Product, as applicable, is shipped, Patriot shall store such Product and Customer Ready Product separately from any other material stocks and in accordance with Sourcefire’s storage requirements. Patriot assumes all responsibility and liability for any loss or damage to such Product and Customer Ready Product while stored at Patriot. Unless otherwise agreed to by the Parties, all freight and transportation costs for the Products and Customer Ready Products shall be the responsibility of Sourcefire.

6.5. Delivery. Patriot will use reasonable best efforts to meet the requested shipment and delivery dates set forth in each Order, except that, notwithstanding anything to the contrary in this Agreement, the Parties agree to reasonably delay as an excusable delay any shipment and delivery dates for any (a) Orders that exceed the requirements of a Quarterly Forecast that has been accepted by Patriot (as provided under Section 5.1), (b) changes to Specifications (as provided under section 2.2), or (c) any delay caused by a third party carrier or supplier. If any shipment or delivery dates are at risk, Patriot will notify Sourcefire and work out the best possible delivery schedules with Sourcefire. Patriot will deliver all Orders in accordance with the packaging, labeling and shipping requirements set forth in the Specifications, and other reasonable instructions provided by Sourcefire from time to time. Patriot shall track all Orders through delivery and shall not ship or deliver partial Orders without the prior approval of Sourcefire.

6.6. Requests for Delayed Delivery. Sourcefire shall notify Patriot as soon as possible if an Order needs to be delayed or cancelled. Upon receiving such notice for delay of an Order, Patriot will endeavor to postpone Component deliveries and finished goods production as requested by Sourcefire to the extent that it is commercially possible and practicable, provided that Sourcefire shall be liable to Patriot for any costs and expenses associated with the compliance of such request.

6.7. Title and Risk of Loss. Patriot shall deliver all ordered Products and Customer Ready Products to the designated carrier F.O.B. Patriot’s shipping dock. The carrier(s) used by Patriot for shipment shall be approved by Sourcefire, such approval not to be unreasonably withheld or delayed. Title to and risk of loss of each Product shall pass from Patriot to Sourcefire only upon Patriot’s delivery of such Product to the designated carrier at Patriot’s shipping dock for shipment. Patriot will at no time take title to any Customer Ready Product.

6.8. Inspection. During normal business hours and upon reasonable notice to Patriot, Sourcefire shall have the right to (a) inspect the work conducted and services provided by Patriot under this Agreement at Sourcefire’s own expense; (b) inspect and test, at Sourcefire’s own expense, the Manufacturing Facility and any vehicles, containers or other equipment used in such work or services, including, without limitation, any areas where Components, Products or Customer Ready Products are stored, handled, packaged, or manufactured; and (c) inspect and obtain copies of licenses, authorizations, approvals or written communications from any governmental entity or agency applicable or related to such work or services. Sourcefire shall execute any necessary confidentiality agreements as may be required by Patriot in connection with any such inspection(s).

7. PRICES AND PAYMENT TERMS

7.1. Product Prices. The Product Price for each Product shall be mutually agreed upon by Patriot and Sourcefire and set forth in a written price list agreed to by the Parties. Patriot will provide the Product Price list to Sourcefire (a) itemized by all Components that comprise each Product manufactured, and (b) in the electronic format requested by Sourcefire. The Product Price for each Product may not be increased without Sourcefire’s prior written consent. The Parties agree to review the Product Prices on a quarterly basis or at any time as required under this Agreement. All pricing for Products shall exclude any freight, shipping, taxes, tariffs or duties.

7.2. Payment Terms. Patriot shall invoice Sourcefire for each Order at Sourcefire’s principal address set forth above after shipment of such Order by Patriot. Patriot may not invoice Sourcefire for any Product unless such Product has been shipped to a Customer pursuant to an Order. Notwithstanding the foregoing, Patriot may invoice Sourcefire, and Sourcefire will be liable to Patriot, for each Product manufactured by Patriot pursuant to a Quarterly Forecast if such Product is held in inventory by Patriot for a period of at least ninety (90) days after the end of the quarter for which it was forecasted. In such event, Patriot shall invoice Sourcefire after such 90-day period. If Patriot purchases any Components on behalf of Sourcefire for Sourcefire’s internal use and which are not to be used by Patriot to manufacture a Product, then Patriot shall invoice Sourcefire for such parts so purchased upon shipment of such parts to Sourcefire. Sourcefire shall pay Patriot net forty-five (45) days from Patriot’s date of invoice; all payments will be made only in U.S. Dollars (US$). Sourcefire will advise Patriot of any billing discrepancies or disputes about an invoice within ten (10) days of receiving the invoice. Overdue payments shall be subject to a late payment charge of one and one-half percent (1.5%) per month of the overdue amount (but not to exceed the maximum lawful rate). Patriot shall also provide Sourcefire with a monthly statement that sets forth all outstanding unpaid invoices.

7.3. Taxes. Except for taxes on Patriot’s income, Sourcefire shall pay and be liable for all applicable taxes, duties, freight, tariffs, and related charges, including interest and penalties, that any governmental or taxing authority imposes relating to the sale and/or delivery of Products, services and Customer Ready Products by Patriot. All applicable taxes, including, without limitation, sales or use taxes, transaction privilege taxes, gross receipts taxes and other charges such as duties, customs, tariffs, imposts and government-imposed surcharges shall be stated separately on Patriot’s invoice. Patriot shall remit all such charges to the appropriate tax authority unless Sourcefire provides sufficient proof of tax exemption and informs Patriot that it is not required to remit such charges. When property is delivered and/or services are provided or the benefit of services occurs within jurisdictions in which Patriot’s collection and remittance of taxes is required by law, Patriot shall have sole responsibility for payment of such taxes to the appropriate tax authorities. In the event Patriot does not collect tax from Sourcefire when it is legally required to do so, and Patriot is subsequently audited by any tax authority, the liability of Sourcefire shall be limited to the tax assessment, with no obligation of reimbursement by Sourcefire to Patriot for penalty or interest charges. Each Party is responsible for its own respective income taxes or taxes based upon gross revenues, including, without limitation, business and occupation taxes.

8. CONFIDENTIALITY

8.1. Obligations. Recipient shall not use the Confidential Information of Discloser except for the purpose of performing its obligations and exercising its rights under this Agreement. Recipient shall maintain the Confidential Information of Discloser with at least the same degree of care it uses to protect its own confidential information of a similar nature or sensitivity, but no less than reasonable care under the circumstances. Unless Discloser grants specific, written, advance permission to do so, Recipient shall not disclose any Confidential Information to any third party except as provided for in Section 8.2. Recipient shall limit access to the Confidential Information of Discloser to those employees of Recipient who have a need to know such information in order to perform its obligations and exercise its rights under this Agreement and who are bound by written confidentiality and non-use obligations to Recipient at least equivalent to Recipient’s obligations to Discloser under this Agreement. Should Recipient determine that it needs to disclose Confidential Information of Discloser to any non-employee (including consultants and contractors) in order to perform its obligations or exercise its rights under this Agreement, Recipient shall not do so without the prior written permission of Discloser. Upon receiving such permission, Recipient may proceed, but only after entering into a written agreement that binds such non-employee to confidentiality and non-use obligations to Recipient at least equivalent to Recipient’s obligations to Discloser under this Agreement. Recipient shall be responsible to Discloser for the acts and omissions of any such non-employee with respect to such confidentiality and non-use obligations.

8.2. Exceptions. Recipient may disclose Confidential Information of Discloser to the extent required by Law or order of a court of competent jurisdiction, provided that, in such event, Recipient shall provide Discloser prompt, advance notice of such requirement to allow intervention (and shall cooperate with Discloser) to contest or minimize the scope of the disclosure (including through application for a protective order). Notwithstanding the foregoing, Patriot acknowledges and agrees that Sourcefire may be required to file this Agreement (including any exhibits or amendments hereto) with the U.S. Securities Exchange Commission (the “SEC”) and related securities exchanges and government agencies pursuant to its reporting obligations under the Law as a public company, and that all such filings will result in this Agreement becoming a publicly available document. Sourcefire shall make any such filings as is necessary under Law without the prior consent of, or consultation with, Patriot.

8.3. Return of Confidential Information. Upon any expiration or termination of this Agreement for any reason or upon the request of Discloser, Recipient shall return or destroy, at Discloser’s option, all Confidential Information of Discloser and any copies thereof. In addition, Recipient shall promptly destroy any electronic or other non-returnable embodiments of the Confidential Information.

8.4. Injunctive Relief. The Parties agree that any breach of Section 8 shall cause irreparable harm and significant injury to the non-breaching Party which may be difficult to ascertain. Accordingly, the Parties agree that each Party shall have the right, in addition to any other remedies available to it, to obtain an immediate injunction, without necessity of posting a bond, enjoining any breach by the other Party of Section 8. Notwithstanding anything in this Agreement to the contrary, Sourcefire shall be entitled under this Agreement to all of the rights and remedies available to a contracting party under the Uniform Commercial Code.

9. REPRESENTATIONS AND WARRANTIES

9.1. Products and Services. Patriot represents, warrants and covenants that: (a) it is in good standing under the laws of the State of Delaware; (b) it has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (c) the execution of this Agreement and the performance by Patriot hereunder will not violate or conflict with any Law or result in a material breach of any provision or the loss of any material benefit under any agreement to which Patriot is a party; (d) the Products manufactured hereunder shall conform to the Specifications and any applicable Order; (e) any services performed hereunder shall be performed in a professional and competent manner and in accordance with the requirements set forth herein; (f) the Products will be free from defects in workmanship and material; and (g) the Products (and Components therein) purchased hereunder by Sourcefire shall be new and not counterfeit and Patriot has good and marketable title to such Products (and the Components therein) and, other than the pre-existing Intellectual Property rights of the vendors/manufacturers of the Components, there are no liens, claims or encumbrances of any kind whatsoever against the same.

9.2. Warranty for DOA (Dead On Arrival).

(a) In addition to the representations, warranties and covenants set forth in Section 9.1, and subject to Section 9.2(b) below, Patriot will also provide DOA (defined below) warranty repair or replacement, at Sourcefire’s sole discretion, related to materials, workmanship and Components of all Products at no cost to Sourcefire and Customers, provided that: (i) Sourcefire submits a DOA claim to Patriot within forty-five (45) days following the date a Customer initiates use of such Product, (ii) the DOA Product is returned to Patriot, and (iii) Patriot independently verifies that the Product is defective on arrival. For purposes of this Section 9.2(a), the term “DOA” means a Product that is found to be defective within forty-five (45) days following the date a Customer initiates use of such Product.

(b) With respect to Netronome and AIC parts in a Product, Patriot will also provide DOA (defined below) warranty repair or replacement, at Sourcefire’s sole discretion, related to materials and workmanship at no cost to Sourcefire and Customers, provided that: (i) for Netronome parts Sourcefire submits a DOA claim to Patriot within sixty (60) days from date of receipt by Patriot of the defective Netronome part, (ii) for AIC parts Sourcefire submits a DOA claim to Patriot within fifteen (15) days from the date of receipt by Patriot of the defective AIC part, (iii) the Netronome and/or AIC part, as applicable, is returned to Patriot, and (iv) Patriot independently verifies that the Netronome and/or AIC part, as applicable, is defective on arrival. For purposes of this Section 9.2(b), the term “DOA” means with respect to a Netronome part, a part that is found to be defective within sixty (60) days from date of receipt by Patriot, and with respect to an AIC part, a part that is found to be defective within fifteen (15) days from date of receipt by Patriot.

(c) DOA under Sections 9.2(a) and 9.2(b) shall not include damage to any Product during shipment (other than damage caused by Patriot).

9.3. Product Warranty, Remedies and Limitations. Patriot also represents, warrants and covenants to Sourcefire that the Products will be free from defects in workmanship and materials, under normal use and service, for a period of one (1) year from Patriot’s invoice date.

The foregoing warranty shall not apply if the identified defects were caused by accident or damage (other than by Patriot), improper installation, alteration or misuse of a Product by Customer. Patriot’s sole obligation under this limited warranty shall be, at Sourcefire’s option, to repair the defective Product at Patriot’s Manufacturing Facility, deliver to Sourcefire or a Customer a replacement Product, or if neither of the two foregoing options is reasonably possible, a refund will be provided to Sourcefire for the Product Price paid for the defective Product. For any Product replaced or repaired pursuant to the limited warranty in this section, the above warranty will apply to such Product for 90 days from the shipment date or the remainder of the initial warranty based upon the original Patriot invoice date, whichever is longer. Sourcefire may also purchase additional warranty coverage for the Components and/or the Products for an additional two (2) years via Patriot’s Advanced Exchange Warranty Fulfillment Program. Sourcefire and its Customers may return defective units to Patriot for repair after receiving a “Return Material Authorization” from Patriot. Upon request by Sourcefire, Patriot shall also maintain a reasonable inventory of additional Products and Customer Ready Products in a separate pool to be used solely to replace Products subject to a warranty claim.

Sourcefire acknowledges that Patriot may be required to perform certain de-integration services in order to determine whether an alleged defect of a Component is the root cause of a breach of the materials warranty in Section 9.1(f), Section 9.2 or Section 9.3. If it is determined that the percentage failure rate of a Component for which a breach of materials warranty claim is made under Section 9.1(f), Section 9.2 or Section 9.3 is in excess of the Acceptable Rate (defined below), then Sourcefire shall pay Patriot for the related de-integration services performed for each Component so effected at Patriot’s then-current time and materials rate, plus the associated freight and shipping costs. The “Acceptable Rate” shall be the percentage amount to be agreed upon by the Parties that is based on the ratio of (a) the number of Components that have a material defect, to (b) the total number of such Components included by Patriot in Products. In addition, if it is determined that there is no trouble found (“NTF”) with respect to a Product returned under a warranty claim, then Sourcefire shall pay Patriot for all related de-integration services, plus associated freight and shipping costs for such NTF Products.

9.4. Compliance with Laws. Patriot represents, warrants and covenants that it shall: (a) comply with all Laws applicable to its performance under this Agreement, including, without limitation, all import and export Laws and Laws that prohibit the use of child labor; (b) obtain all necessary domestic and foreign licenses, authorizations, certifications, permits and approvals required to perform under this Agreement; and (c) Patriot shall at all times perform any work required under this Agreement safely and in a manner which shall present no threat of bodily injury or property damage, and shall enforce compliance with the highest standards of safety and accident prevention found in applicable Laws.

9.5. Environmental Compliance. Patriot further represents, warrants and covenants that:

(a) Compliance with Environmental Laws. Patriot shall comply with all applicable Environmental Laws (defined below) while performing services and manufacturing Products hereunder and obtain and maintain all licenses, authorizations, certifications and approvals required under any applicable Environmental Law in connection with this Agreement. The term “Environmental Laws” means shall mean any and all Laws applicable to Patriot’s performance under this Agreement relating to the indoor or outdoor environment, or to the health or safety of natural persons affected by the environment, or to the release or threatened release of Hazardous Materials (defined below) into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, groundwater, sea water, wetlands, land or subsurface strata, or otherwise relating to the use of Hazardous Materials, whether now or hereafter in effect. The term “Hazardous Materials” means any of the following: any chemicals, materials, substances or wastes that are now or hereafter become (a) defined or listed as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants” or terms of similar import under any Environmental Law, and (b) prohibited, limited or regulated under any Environmental Law.

(b) Investigation of Hazardous Materials. Patriot shall not knowingly permit the release of any Hazardous Material into the environment and, in the event of any such release, shall promptly perform any investigation, study, sampling, testing, cleanup, removal and remedial or other action necessary to remove and clean up any such Hazardous Materials in accordance with the requirements of all applicable Environmental Laws.

(c) Reporting. If known and confirmed, Patriot shall advise Sourcefire of any hazard or toxic substance which is present in or may be encountered by Sourcefire and Customers and their agents and employees in using or possessing the articles or materials furnished hereunder, and Patriot shall use its best efforts to minimize the hazard or toxicity thereof. Subject to confidentiality or similar non-disclosure requirements, Patriot shall promptly provide to Sourcefire, upon request, copies of all environmental reports or surveys received or developed by Patriot pertaining to Patriot’s compliance with applicable Environmental Laws as such Environmental Laws apply to Patriot’s performance hereunder.

(d) Environmental Notices. Patriot shall deliver the following notices to Sourcefire: (i) promptly upon obtaining knowledge of (x) any fact, circumstance, condition or occurrence that could form the basis of a claim relating to the violation of any Environmental Law resulting from Patriot’s performance under this Agreement, or (y) any pending or threatened claim brought by any person or entity relating to the violation of any Environmental Law by Patriot, a notice thereof describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that such person or entity has taken or proposes to take with respect thereto and, thereafter, from time to time such detailed reports with respect thereto as Sourcefire may reasonably request; and (ii) promptly upon their becoming available, copies of all written communications with any government authority relating to any Environmental Law or environmental claim arising out of this Agreement.

9.6 Disclaimer. THE FOREGOING WARRANTIES SET FORTH IN SECTION 9 REPLACE AND ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS BY THE PARTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY IMPLIED OR OTHER WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10. INDEMNIFICATION AND LIMITATION OF LIABILITY

10.1. Indemnification.

(a) Patriot agrees to indemnify, defend and hold harmless Sourcefire, its customers, employees, successors and assigns (all referred to in this Section 10 as “Sourcefire”) from and against any losses, liabilities, costs, damages, claims, fines, penalties and expenses (including, without limitation, costs of defense or settlement and reasonable attorneys’, consultants’ and experts’ fees) that arise out of or result from: (a) injuries or death to persons or damage to property, including theft, in any way arising out of or caused or alleged to have been caused exclusively by the work or services performed by Patriot for the Products; (b) assertions under workers’ compensation or similar acts made by persons employed or engaged by Patriot; (c) any breach of any representation or warranty by Patriot or failure of Patriot to perform its obligations under this Agreement or to comply with any covenant in this Agreement; (d) claims by governmental authorities alleging violation of any Law, including, without limitation, any Environmental Law or import or export Law, in any way arising out of or caused or alleged to have been caused exclusively by Patriot’s work or services under this Agreement for the Products provided by Patriot; or (e) any actual or alleged environmental claim, or any contamination, damage or adverse effect on the environment or natural resources (including, without limitation, the cost of any investigation or remediation related thereto) in any way arising out of or caused or alleged to have been caused exclusively by Patriot’s work or services under this Agreement for any Product provided by Patriot.

(b) Sourcefire agrees to indemnify, defend and hold harmless Patriot and its employees, successors and assigns (all referred to in this Section 10 as “Patriot”) from and against any losses, liabilities, costs, damages, claims, fines, penalties and expenses (including, without limitation, costs of defense or settlement and reasonable attorneys’, consultants’ and experts’ fees) that arise out of or result from: (a) injuries or death to persons or physical damage to property, excluding theft, in any way arising out of or caused or alleged to have been caused by the Product and Customer Ready Products, other than claims directly attributable to Patriot’s work or services under this Agreement relating to the Products; (b) assertions under workers’ compensation or similar acts made by persons employed or engaged by Sourcefire; (c) any breach of any representation or warranty by Sourcefire or failure of Sourcefire to perform its obligations under this Agreement or to comply with any covenant in this Agreement; (d) claims by governmental authorities alleging violation of any Law, including, without limitation, any Environmental Law or import or export Law, in any way arising out of or caused or alleged to have been caused by the Product and Customer Ready Products, other than claims directly attributable to Patriot’s work or services under this Agreement relating to the Products; or (e) any actual or alleged environmental claim, or any contamination, damage or adverse effect on the environment or natural resources (including, without limitation, the cost of any investigation or remediation related thereto) in any way arising out of or caused or alleged to have been caused by the Product and Customer Ready Products, other than claims directly attributable to Patriot’s work or services under this Agreement for the Products.

(c) The obligation of the Party (the “Indemnifying Party”) to indemnify the other Party (the “Indemnified Party”) under this Section 10.1 is expressly contingent upon: (i) the Indemnified Party giving prompt written notice to the Indemnifying Party of any such claim for which indemnification is sought; (ii) the Indemnified Party allowing the Indemnifying Party exclusive control of the defense and any related settlement of any such claim; and (iii) the Indemnified Party furnishing the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s cost and expense, in connection with the claim without prejudicing the Indemnifying Party in any manner. Subject to the foregoing conditions, nothing in this Agreement shall prohibit the Indemnified Party from hiring separate counsel, at the Indemnified Party’s own expense.

10.2. Limitation of Liability. EXCEPT FOR ANY BREACH OF SECTION 4 (“LICENSES”) OR SECTION 8 (“CONFIDENTIALITY”) AND EXCEPT FOR ANY OBLIGATIONS UNDER SECTION 10.1 (“INDEMNIFICATION”), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, OR FOR ANY LOSS OF PROFITS, LOSS OF REVENUE, LOSS RESULTING FROM INTERRUPTION OF BUSINESS OR LOSS OF USE OR DATA, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH LOSS.

11. INSURANCE

11.1. Coverage Amounts. Patriot covenants that it will maintain in effect at all times the following insurance:

(a) Worker’s compensation insurance covering Patriot, subcontractors and other associates or employees, including occupational illness or disease coverage, or other similar social insurance in accordance with the laws of the country, state, or territory exercising jurisdiction over the employee and employer’s liability insurance with a minimum limit of $1,000,000 per occurrence.

(b) Comprehensive general liability insurance, including advertising injury and personal injury coverage (“AI/PI”) contractual liability coverage with a minimum combined single limit of $1,000,000 per occurrence/$2,000,000 in the aggregate. This policy shall be endorsed to name Sourcefire, and its directors, officers, employees and successors and assigns, as additional insured parties.

(c) Automotive liability insurance covering use of all owned, non-owned, and hired automobiles with a minimum combined single limit of $1,000,000 per occurrence for bodily injury and property damage liability.

(d) Professional liability and errors and omissions liability insurance with minimum limits of $1,000,000 per claim. Coverage shall include subcontractors and temporary employees of Patriot as additional insured parties.

The minimum limits of coverage described in this Section 11 are not intended, and shall not be construed, to limit any liability or indemnity of each party under this Agreement.

11.2. Endorsement; Subrogation. Each of the above-referenced insurance coverage policies shall: (a) be endorsed to name Sourcefire as insured parties and/or loss payees; (b) act as primary and non-contributory with respect to any other insurance, captives or self-insurance maintained by Sourcefire, its directors, officers, employees and successors and assigns of each; (c) include waivers of subrogation; and (d) remain in force at all times during the term of this Agreement and for a period of three (3) years thereafter.

11.3. Certificate of Insurance. Patriot shall provide Sourcefire with a certificate of insurance evidencing coverage upon the execution hereof. At least thirty (30) days prior to the expiration of any insurance policy, Patriot shall provide Sourcefire with appropriate proof of issuance of a renewal policy continuing in force and effect the insurance coverage of the insurance so expiring.

11.4. Changes in Insurance. Patriot shall provide Sourcefire with thirty (30) days written notice of any changes in any insurance policy or cancellation thereof; provided, however, that Patriot shall not make any material revisions to such policy that may adversely affect Sourcefire’s rights without Sourcefire’s prior written consent (such consent not to be unreasonably withheld).

12. TERM AND TERMINATION

12.1. Term of Agreement. Unless terminated sooner in accordance with applicable conditions stated in Section 12, the term of this Agreement shall commence as of the Effective Date and shall continue in full force and effect for a term of one (1) year (the “Initial Term”). After the Initial Term, this Agreement shall automatically renew for successive one (1)-year terms (each a, “Renewal Term”) unless either Party notifies the other Party at least one hundred and eighty (180) days prior to the expiration of the then-current term of such Party’s desire not to renew this Agreement in which event this Agreement shall not renew and shall automatically terminate at the end of the then-current term.

12.2. Grounds for Immediate Termination. Either Party may terminate this Agreement immediately without liability for said termination, upon written notice to the other Party, if any one or more of the following events occur: (a) a voluntary or involuntary petition for bankruptcy is filed for, or with respect to the other Party; (b) the other Party is adjudged bankrupt; (c) a court assumes jurisdiction of the other Party’s assets under a federal reorganization act; (d) a trustee or receiver is appointed by a court to control the other Party’s assets; (e) the other Party becomes insolvent or suspends business for any reason; and (f) the other Party makes an assignment of its assets for the benefit of its creditors, except as required in the ordinary course of business.

12.3. Grounds for Termination. In addition to the termination rights set forth in Section 12.2, either Party may terminate this Agreement in the event of a breach of any material term or condition of this Agreement by the other Party provided that the breaching Party is provided with written notice of such breach by the non-breaching Party and the breaching Party has thirty (30) days to cure such breach.

12.4. Effect of Termination. Sections 3.2 (“Materials Liability”), 5.1 (Forecast), 8 (“Confidentiality”), 10 (“Indemnification; Limitation of Liability”) and 13 (“Miscellaneous”) shall survive any expiration or termination of this Agreement.

13. MISCELLANEOUS

13.1. Notices. Except as otherwise expressly provided herein, any notice or demand given under the terms of this Agreement or pursuant to statute shall be in writing and shall be delivered in person or sent by facsimile or email transmission (with confirmation of receipt), certified or registered mail, return receipt requested, or by express delivery service or other overnight delivery service, proper postage or other charges paid, and addressed to the respective Parties as follows:

To: Sourcefire

9770 Patuxent Woods Drive

Columbia, MD 21046

Attention: General Counsel

Telephone: 410.423.1994

Facsimile: 410.290.0024

To: Patriot Technologies, Inc.

5108 Pegasus Court, Suite F

Frederick, Maryland 21704

Attention: Steve Keefe

Telephone: 301-695-7500; 410-736-8488

Facsimile: 301-695-4711

or to such other address as any Party shall designate by proper notice. Notices shall be deemed to have been received as of the date of actual receipt. A signed receipt shall be obtained when a notice is delivered in person. The address for notice set out above may be changed at any time by giving thirty (30) days’ prior written notice.

13.2. Status of the Parties. Patriot is engaged in an independent business and shall perform its obligations under this Agreement as an independent contractor and not as an agent or employee of or a joint venturer with Sourcefire. Patriot shall be solely responsible for all matters relating to payment of its employees, including, but not limited to, compliance with worker’s compensation, unemployment and disability insurance, social security withholding, and all such matters.

13.3. Subcontractors; Third Party Facilities. Patriot shall not use (a) subcontractors to manufacture the Products or (b) utilize a third party manufacturing or warehouse facility that is not owned or controlled by Patriot (each, a “Third Party Facility”) to manufacture the Products or to store the Products or Customer Ready Products without the prior written consent of Sourcefire. If Sourcefire approves the use of a subcontractor or a Third Party Facility, Patriot shall be fully responsible and liable for the acts and omissions of such subcontractor and Third Party Facility. Patriot shall indemnify, defend and hold harmless Sourcefire from and against any and all liability for payment of Patriot’s permitted subcontractors, suppliers and Third Part Facilities, including without limitation, mechanic’s liens, except that this provision shall not apply for any of vendor on the Approved Vendor List.

13.4. Assignment. Patriot shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, any rights or obligations under this Agreement without the prior written consent of Sourcefire. Except as provided herein, any purported assignment, transfer or delegation by Patriot shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

13.5. Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Maryland without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the

State of Maryland to the rights and duties of the parties. The Parties agree that this Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court serving Howard County, Maryland and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

13.6. Non-Waiver. Failure by either Party to insist upon strict performance of any of the terms and conditions hereof, or delay in exercising any rights or remedies provided herein, shall not release the other Party from any of the obligations of this Agreement and shall not be deemed a waiver of any rights of such other Party to insist upon strict performance thereof.

13.7. Attorney’s Fees. In the event either Party brings legal action to enforce any provision herein, the prevailing Party shall be entitled to collect from the losing Party reasonable attorneys’ fees and costs incurred.

13.8. Entire Agreement and Modification. No agreement or understanding in any way modifying these terms and conditions, either before or after the execution hereof, shall be binding upon either Party unless in writing and signed by both Parties. This Agreement, together with any Exhibits attached hereto and the Specifications, Bill of Materials and documents provided by Sourcefire to Patriot as part of this Agreement constitutes the entire agreement between the Parties. Notwithstanding the foregoing or anything else set forth in this Agreement, the Parties agree that the Specifications, Product Price lists and/or Bill of Materials for a particular Product may be changed by email correspondence.

13.9. Severability. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.10 Force Majeure. Except for payment obligations, neither Party shall be responsible for any delay or failure in performance to the extent such delay or failure is caused by fire, embargo, explosion, earthquake, flood, war, labor dispute, government requirements, acts of God, global inability to secure raw materials or transportation facilities, acts or omissions of carriers or suppliers, or other causes beyond the Party’s control.

13.11. Headings. The headings of the sections and subsections in this Agreement are for convenience only and shall not be deemed to affect, qualify, simplify, add to or subtract from the contents of the clauses that they reference.

13.12. Counterparts. This Agreement may be executed in counterpart signature pages, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.13. Termination of Prior Agreement. The Parties acknowledge and agree that Prior Agreement is amended and restated in its entirety by this Agreement and as of the Effective Date the Agreement is no longer in effect.

13.14. Reseller Rights. Patriot shall have no rights under this Agreement to act as a certified reseller of Sourcefire or to otherwise directly or indirectly market and sell Products or Customer Ready Products to Customers. Such rights may be made available to Patriot by Sourcefire pursuant to separate reseller agreement.

13.15 Non-Solicitation of Employees. Each Party (each, a “Soliciting Party”) agrees that it will not directly or indirectly solicit any employee of the other Party to become an employee, consultant or contractor to or for the Soliciting Party, provided, however, that the publication of a job opening to the general public in any form of media shall not be considered a violation of the foregoing covenant.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Manufacturing Services and Supply Agreement to be executed by their duly authorized representatives in one or more counterparts, each of which shall constitute an original, effective as of the day and year set forth above.

Patriot Technologies, Inc.		Sourcefire, Inc.

By:	/s/ Steve Keefe	By:	/s/ Todd P. Headley

Name:	Steve Keefe	Name: Todd P. Headley

Title: President, Strategic Appliance and Logistics Solutions		Title: Chief Financial Officer

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